EXHIBIT 3.1

SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

FREESCALE SEMICONDUCTOR, INC.

     FREESCALE SEMICONDUCTOR, INC., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), DOES HEREBY CERTIFY AS FOLLOWS:

     1. The name of the Corporation is Freescale Semiconductor, Inc. The Corporation was originally incorporated under the name “SPS Spinco, Inc.” and the original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on December 3, 2003. An amendment to the original Certificate of Incorporation changing the Corporation’s name to “Freescale Semiconductor, Inc.” was filed with the Secretary of State of the State of Delaware on February 13, 2004. An amendment to the Certificate of Incorporation, as amended, increasing the number of authorized shares of the Corporation was filed with the Secretary of State of the State of Delaware on April 1, 2004. An Amended and Restated Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on July 1, 2004.

     2. This Second Amended and Restated Certificate of Incorporation (this “Certificate of Incorporation”) has been duly proposed by resolutions adopted by the Board of Directors of the Corporation, duly adopted by the stockholders of the Corporation at the annual meeting of its stockholders held on April 29, 2005, and duly executed and acknowledged by the officers of the Corporation in accordance with the provisions of Sections 103, 242 and 245 of the General Corporation Law of the State of Delaware.

     3. Pursuant to Section 245 of the General Corporation Law of the State of Delaware, this Certificate of Incorporation restates and integrates and amends the provisions of the Certificate of Incorporation, as previously amended and restated, of this Corporation.

     The text of this Certificate of Incorporation is hereby restated and amended to read in its entirety as follows:

ARTICLE I

     The name of the corporation (which is hereinafter referred to as the “Corporation”) is:

     Freescale Semiconductor, Inc.

ARTICLE II

     The address of the Corporation’s registered office in the State of Delaware is Corporation Service Company, 2711 Centerville Road, Suite 400, City of Wilmington, County of New

Castle, 19808. The name of the Corporation’s registered agent at such address is Corporation Service Company.

ARTICLE III

     The purpose of the Corporation shall be to engage in any lawful act or activity for which corporations may be organized and incorporated under the General Corporation Law of the State of Delaware.

ARTICLE IV

     Section 1. The Corporation shall be authorized to issue 3,500,000,000 shares of capital stock, of which (1) 1,500,000,000 shares shall be shares of Class A Common Stock, par value $.01 per share (the “Class A Common Stock”), (2) 1,000,000,000 shares shall be shares of Class B Common Stock, par value $.01 per share (the “Class B Common Stock”) (the Class A Common Stock and the Class B Common Stock being collectively referred to herein as the “Common Stock”), and (3) 1,000,000,000 shares shall be shares of Preferred Stock, par value $.01 per share (the “Preferred Stock”).

     Section 2. Shares of Preferred Stock may be issued from time to time in one or more series. The Board of Directors is hereby authorized by resolution or resolutions to provide, out of the unissued shares of Preferred Stock, for series of Preferred Stock and, with respect to each such series, to fix the voting powers, if any, designations, powers, preferences and the relative, participating, optional or other rights, if any, and any qualifications, limitations or restrictions thereof, of any such series, and to fix the number of shares constituting such series, and to increase or decrease the number of shares of any such series (but not below the number of shares thereof then outstanding). The authority of the Board of Directors with respect to each series of Preferred Stock shall include, but not be limited to, determination of the following:

     (1) The designation of the series, which may be by distinguishing number, letter or title;

     (2) The number of shares of the series, which number the Board of Directors may thereafter increase or decrease (but not below the number of shares thereof then outstanding);

     (3) Whether dividends, if any, shall be cumulative or noncumulative and the dividend rate of the series;

     (4) Dates at which dividends, if any, shall be payable;

     (5) The redemption rights and price or prices, if any, for shares of the series;

     (6) The terms and amount of any sinking fund provided for the purchase or redemption of shares of the series;

     (7) The amounts payable on, and the preferences, if any, of shares of the series in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation;

     (8) Whether the shares of the series shall be convertible into shares of any other class or series, or any other security, of the Corporation or any other corporation, and, if so, the specification of such other class or series of such other security, the conversion price or prices or rate or rates, any adjustments thereof, the date or dates at which such shares shall be convertible and all other terms and conditions upon which such conversion may be made;

     (9) Restrictions on the issuance of shares of the same series or of any other class or series; and

     (10) The voting rights, if any, of the holders of shares of the series.

     Section 3. The following is a statement of the powers, preferences and relative participating, optional or other special rights, and the qualifications, limitations and restrictions of the Class A Common Stock and Class B Common Stock of the Corporation:

     (1) Except as otherwise set forth below in this Article IV, the powers, preferences and relative participating, optional or other special rights, and the qualifications, limitations or restrictions of the Class A Common Stock and Class B Common Stock shall be identical in all respects.

     (2) Subject to the rights of the holders of Preferred Stock, and subject to any other provisions of this Certificate of Incorporation, holders of Class A Common Stock and Class B Common Stock shall be entitled to receive such dividends and other distributions in cash, stock of any corporation (other than Common Stock of the Corporation) or property of the Corporation when and as may be declared thereon by the Board of Directors from time to time out of assets or funds of the Corporation legally available therefor and shall share equally on a per share basis in all such dividends and other distributions. In the case of dividends or other distributions payable in Common Stock, including distributions pursuant to stock splits or divisions of Common Stock of the Corporation, only shares of Class A Common Stock shall be paid or distributed with respect to Class A Common Stock and only shares of Class B Common Stock shall be paid or distributed with respect to Class B Common Stock. The number of shares of Class A Common Stock and Class B Common Stock so distributed on each share shall be equal. Neither the shares of Class A Common Stock nor the shares of Class B Common Stock may be reclassified, subdivided or combined unless such reclassification, subdivision or combination occurs simultaneously and in the same proportion for each class.

     (3) (a) At every meeting of the stockholders of the Corporation every holder of Class A Common Stock shall be entitled to one vote in person or by proxy for each share of Class A Common Stock standing in his or her name on the transfer books of the Corporation, and every holder of Class B Common Stock shall be entitled to five votes in person or by proxy for each share of Class B Common Stock standing in his or her name on the transfer books of the Corporation in connection with the election of directors and all other matters submitted to a vote of stockholders. Except as may be otherwise required by law or by this Certificate of Incorporation, the holders of Class A Common Stock and Class B Common Stock shall vote together as a single class and their votes shall be counted and totaled together, subject to any voting rights which may be granted to holders of Preferred Stock, on all matters submitted to a vote of stockholders of the Corporation.

          (b) Every reference in this Certificate of Incorporation to a majority or other proportion of the votes of shares of Common Stock, Class A Common Stock, or Class B Common Stock shall refer to such majority or other proportion of the votes to which such shares of Common Stock, Class A Common Stock or Class B Common Stock are entitled.

     (4) In the event of any dissolution, liquidation or winding up of the affairs of the Corporation, whether voluntary or involuntary, after payment in full of the amounts required to be paid to the holders of Preferred Stock, the remaining assets and funds of the Corporation shall be distributed pro rata to the holders of Common Stock, and the holders of Class A Common Stock and the holders of Class B Common Stock will be entitled to receive the same amount per share in respect thereof. For purposes of this paragraph (4), the voluntary sale, conveyance, lease, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the assets of the Corporation or a consolidation or merger of the Corporation with one or more other corporations (whether or not the Corporation is the corporation surviving such consolidation or merger) shall not be deemed to be a liquidation, dissolution or winding up, voluntary or involuntary.

     (5) Except as shall otherwise be approved by a majority of the votes entitled to be cast by the holders of the outstanding shares of each class of Common Stock voting separately as a class, in case of any reorganization or any consolidation of the Corporation with one or more other corporations or a merger of the Corporation with another corporation in which shares of Class A Common Stock or Class B Common Stock are converted into (or entitled to receive with respect thereto) shares of stock and/or other securities or property (including cash), each holder of a share of Class A Common Stock shall be entitled to receive with respect to such share the same kind and amount of shares of stock and other securities and property (including cash) receivable upon such reorganization, consolidation or merger by a holder of a share of Class B Common Stock and each holder of a share of Class B Common Stock shall be entitled to receive with respect to such share the same kind and amount of shares of stock and other securities and property (including cash) receivable upon such reorganization, consolidation or merger by a holder of a share of Class A Common Stock. In the event that the holders of Class A Common Stock (or of Class B Common Stock) are granted rights to elect to receive one of two or more alternative forms of consideration, the foregoing provision shall be deemed satisfied if holders of Class A Common Stock and holders of Class B Common Stock are granted substantially identical election rights.

     (6) Shares of Class B Common Stock shall not be convertible into shares of Class A Common Stock.

     (7) All rights to vote and all voting power (including, without limitation thereto, the right to elect directors) shall be vested exclusively in the holders of Common Stock, voting together as a single class, except as otherwise expressly provided in this Certificate of Incorporation, in a Certificate of Designation with respect to any Preferred Stock or as otherwise expressly required by applicable law.

     (8) No stockholder shall be entitled to exercise any right of cumulative voting.

ARTICLE V

     Section 1. This Article V anticipates the possibility (1) that the Corporation will not be a wholly-owned subsidiary of Motorola and that Motorola may be a majority or significant stockholder of the Corporation, (2) that certain officers and/or directors of the Corporation may also serve as officers and/or directors of Motorola, (3) that the Corporation and Motorola, either directly or through their subsidiaries, may engage in the same or similar activities or lines of business and have an interest in the same areas of corporate opportunities, and (4) that benefits may be derived by the Corporation through its continued contractual, corporate and business relations with Motorola and its subsidiaries. The provisions of this Article V shall, to the fullest extent permitted by law, define the conduct of certain affairs of the Corporation and its subsidiaries as they may involve Motorola and its subsidiaries, and its officers and directors, and the powers, rights, duties and liabilities of the Corporation and its officers, directors and stockholders in connection therewith.

     Section 2. Except as may be otherwise provided in a written agreement between the Corporation and Motorola, Motorola shall have the right to engage (and shall have no duty to refrain from engaging) in the same or similar activities or lines of business as the Corporation, and the Corporation shall not be deemed to have an interest or expectancy in any business opportunity, transaction, or other matter (each a “Business Opportunity”) in which Motorola engages or seeks to engage merely because the Corporation engages in the same or similar activities or line of business as that involved in or implicated by such Business Opportunity. Neither Motorola nor any officer or director thereof (provided that any such director or officer who is also an director or officer of the Corporation has acted in a manner consistent with the policy set forth in Section 4 below, to the extent it is applicable) shall be deemed to have acted in bad faith or in a manner inconsistent with the best interests of the Corporation or its stockholders or to have acted in a manner inconsistent with or opposed to any fiduciary duty to the Corporation or its stockholders by reason of Motorola exercising its right to engage in the same or similar activities or lines of business as the Corporation or by reason of any such director or officer’s participation in any such activities or lines of business.

     Section 3. In the event that Motorola acquires knowledge of a potential Business Opportunity that may be deemed to constitute a corporate opportunity of both Motorola and the Corporation, then Motorola (i) shall be deemed to have fully satisfied and fulfilled its duty (fiduciary or otherwise) to the Corporation and its stockholders with respect to such Business Opportunity, (ii) shall have no duty to communicate or offer such Business Opportunity to the

Corporation, and (iii) shall not be deemed to have acted in bad faith or in a manner inconsistent with the best interests of the Corporation or its stockholders or to have acted in a manner inconsistent with or opposed to any fiduciary duty to the Corporation or its stockholders by reason of the fact that Motorola pursues or acquires such Business Opportunity for itself or directs such Business Opportunity to another person.

     Section 4. In the event that a director or officer of the Corporation who is also a director or officer of Motorola acquires knowledge of a potential Business Opportunity that may be deemed a corporate opportunity of both the Corporation and Motorola, such director or officer of the Corporation (i) shall be deemed to have fully satisfied and fulfilled his or her duty (fiduciary or otherwise) to the Corporation and its stockholders with respect to such Business Opportunity, (ii) shall have no duty to communicate or offer such Business Opportunity to the Corporation, and (iii) shall not be deemed to have acted in bad faith or in a manner inconsistent with the best interests of the Corporation or its stockholders or to have acted in a manner inconsistent with or opposed to any fiduciary duty to the Corporation or its stockholders by reason of the fact that Motorola pursues or acquires such Business Opportunity for itself, directs such Business Opportunity to another person, or does not communicate information regarding such Business Opportunity to the Corporation; provided with respect to each of (i), (ii), and (iii) above, that such director or officer acts in a manner consistent with the following policy:

     (1) A Business Opportunity offered to any person who is a director or officer of the Corporation, and who is also a director or officer of Motorola, shall belong to the Corporation if such opportunity is expressly offered to such person in writing solely in his or her capacity as a director or officer of the Corporation.

     (2) Otherwise, such Business Opportunity shall belong to Motorola.

     Section 5. For purposes of this Article V only: (i) The term “Corporation” shall mean the Corporation and all corporations, partnerships, joint ventures, associations and other entities in which the Corporation beneficially owns (directly or indirectly) 50% or more of the outstanding voting stock, voting power, partnership interests or similar voting interests, and (ii) the term “Motorola” shall mean Motorola and all corporations, partnerships, joint ventures, associations and other entities in which Motorola beneficially owns (directly or indirectly) 50% or more of the outstanding voting stock, voting power, partnership interests or similar voting interests (other than the Corporation, defined in accordance with clause (i) of this Section 5).

     Section 6. Anything in this Certificate of Incorporation to the contrary notwithstanding, the foregoing provisions of this Article V shall automatically terminate, expire and have no further force and effect on the date that (1) Motorola and its subsidiaries (other than the Corporation and its subsidiaries) cease to beneficially own Common Stock representing at least 30% of the total voting power of all classes of the then outstanding capital stock of the Corporation entitled to vote generally in the election of directors (the “Voting Stock”) and (2) no person who is a director or officer of the Corporation is also a director or officer of Motorola or a subsidiary of Motorola. No addition to, alteration of or termination of this Article V or any other provision of this Certificate of Incorporation shall eliminate or impair the effect of this Article V on any act, omission, right or liability that occurred prior thereto.

ARTICLE VI

     Section 1. Except as otherwise provided by the resolution or resolutions adopted by the Board of Directors designating the rights, powers and preferences of any Preferred Stock, the number of directors of the Corporation shall be fixed, and may be increased or decreased from time to time, exclusively by resolution of a majority of the Board of Directors at the time.

     Section 2. Unless and except to the extent that the By-Laws of the Corporation shall so require, the election of directors of the Corporation need not be by written ballot.

     Section 3. The directors, other than those who may be elected by the holders of any class or series of Preferred Stock as set forth in this Certificate of Incorporation, shall be divided, with respect to the time for which they severally hold office, into three classes, as nearly equal in number as possible and designated Class I, Class II and Class III. Class I shall be initially elected for a term expiring at the annual meeting of stockholders to be held in 2005, Class II shall be initially elected for a term expiring at the annual meeting of stockholders to be held in 2006, and Class III shall be initially elected for a term expiring at the annual meeting of stockholders to be held in 2007. Members of each class shall hold office until their successors are elected and qualified. At each succeeding annual meeting of the stockholders of the Corporation, the successors of the class of directors whose term expires at that meeting shall be elected for a term expiring at the annual meeting of stockholders held in the third year following the year of their election. In case of any increase or decrease, from time to time, in the number of directors, other than those who may be elected by the holders of any class or series of Preferred Stock as set forth in this Certificate of Incorporation, the number of directors in each class shall be apportioned as nearly equal as possible.

     Section 4. Except as otherwise provided by the resolution or resolutions adopted by the Board of Directors designating the rights, powers and preferences of any Preferred Stock, any director or the entire Board of Directors may be removed from office at any time with or without cause, but only by the affirmative vote of the holders of at least a majority of the total voting power of the Voting Stock; provided, however, that, from and after the date that Motorola and its subsidiaries (other than the Corporation and its subsidiaries) ceases to beneficially own shares representing a majority of the total voting power of the Voting Stock, directors may only be removed for cause and only by the affirmative vote of not less than 80% of the total voting power of the Voting Stock.

     Section 5. Except as otherwise provided by the resolution or resolutions adopted by the Board of Directors designating the rights, powers and preferences of any Preferred Stock, newly created directorships resulting from any increase in the authorized number of directors or any vacancies in the Board of Directors resulting from death, resignation, retirement, disqualification, removal from office or other cause shall be filled solely by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum of the Board of Directors, or by the sole remaining director, provided, however, that, until Motorola and its subsidiaries (other than the Corporation and its subsidiaries) ceases to beneficially own shares representing a majority of the total voting power of the Voting Stock, if such vacancy was caused by an action of the stockholders, the vacancy shall be filled by the affirmative vote of the holders of at least a majority of the total voting power of the then outstanding Voting Stock.

Any director so chosen shall hold office until his or her successor shall be elected and qualified and, if the Board of Directors at such time is classified, until the next election of the class for which such director shall have been chosen. No decrease in the number of directors shall shorten the term of any incumbent director.

ARTICLE VII

     In furtherance and not in limitation of the powers conferred by law, the Board of Directors is expressly authorized and empowered to adopt, amend and repeal the By-Laws of the Corporation at any regular or special meeting of the Board of Directors or by written consent, subject to the power of the stockholders of the Corporation to adopt, amend or repeal any By-Laws. Notwithstanding any other provision of this Certificate of Incorporation or any provision of law which might otherwise permit a lesser vote or no vote, but in addition to any affirmative vote of the holders of any series of Preferred Stock required by law, by this Certificate of Incorporation or by the resolution or resolutions adopted by the Board of Directors designating the rights, powers and preferences of such Preferred Stock, the affirmative vote of the holders of a majority of the total voting power of the Voting Stock shall be required to alter, amend or repeal any provision of the By-Laws; provided, however, that, from and after the date that Motorola and its subsidiaries (other than the Corporation and its subsidiaries) cease to beneficially own shares representing a majority of the total voting power of the Voting Stock, the affirmative vote of the holders of at least 80% of the total voting power of the Voting Stock shall be required to alter, amend or repeal Article II, Sections 2.1, 2.2, 2.4, 2.5, 2.8, 2.9, 2.11, Article III, Sections 3.1, 3.2, 3.9 and 3.11, and Article VIII, Section 8.1 of the By-Laws.

ARTICLE VIII

     The Corporation reserves the right at any time from time to time to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, and any other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted, in the manner now or hereafter prescribed by law. All rights, preferences and privileges of whatsoever nature conferred upon stockholders, directors or any other persons whomsoever by and pursuant to this Certificate of Incorporation in its present form or as hereafter amended are granted subject to the right reserved in this Article. Notwithstanding any other provision of this Certificate of Incorporation or any provision of law which might otherwise permit a lesser vote or no vote, but in addition to any affirmative vote of the holders of any series of Preferred Stock required by law, by this Certificate of Incorporation or by the resolution or resolutions adopted by the Board of Directors designating the rights, powers and preferences of such Preferred Stock, the affirmative vote of a majority of the total voting power of the Voting Stock, shall be required to amend, alter, change or repeal, or adopt any provision inconsistent with this Certificate of Incorporation; provided, however, that, from and after the date that Motorola and its subsidiaries (other than the Corporation and its subsidiaries) ceases to beneficially own shares representing a majority of the total voting power of the Voting Stock, the affirmative vote of the holders of at least 80% of the total voting power of the Voting Stock shall be required to amend, alter, change or repeal, or adopt any provision inconsistent with, Article V, Article VI, Article VII, Article IX, Article X and this sentence of this Certificate of Incorporation.

ARTICLE IX

     Section 1. A director of the Corporation shall not be personally liable to the Corporation, or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the General Corporation Law of the State of Delaware as the same exists or may hereafter be amended.

     Section 2. Any repeal or modification of the foregoing paragraph shall not adversely affect any right or protection of a director of the Corporation, existing hereunder with respect to any act or omission occurring prior to such repeal or modification.

     Section 3. (a) Each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “proceeding”), by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a director or officer of the Corporation, or while a director or officer of the Corporation is or was serving at the request of the Corporation, as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans maintained or sponsored by the Corporation, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director or officer, employee or agent, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the General Corporation Law of the State of Delaware, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment), against all expense, liability and loss (including attorneys’ fees, judgments, fines, amounts paid or to be paid in settlement, and excise taxes or penalties arising under the Employee Retirement Income Security Act of 1974) reasonably incurred or suffered by such person in connection therewith and such indemnification shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators; provided, however, that the Corporation shall indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized by the Board of Directors. The right to indemnification conferred in this Section shall be a contract right. The Corporation may, by action of the Board of Directors, provide indemnification to employees and agents of the Corporation with the same scope and effect as the foregoing indemnification of director and officers.

          (b) The right to indemnification conferred in this Section shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, provision of the Certificate of Incorporation, By-Law, agreement, vote of stockholders or disinterested directors or otherwise.

          (c) The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any such expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the General Corporation Law of the State of Delaware.

ARTICLE X

     Any action required or permitted to be taken at any annual or special meeting of stockholders may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of outstanding capital stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares of capital stock entitled to vote thereon were present and voted; provided, however, that at such time as Motorola and its subsidiaries (other than the Corporation and its subsidiaries) cease to beneficially own a majority of the total voting power of the Voting Stock, except as otherwise provided by the resolution or resolutions adopted by the Board of Directors designating the rights, powers and preferences of any Preferred Stock, any action required or permitted to be taken by stockholders may be effected only at a duly called annual or special meeting of stockholders and may not be effected by a written consent or consents by stockholders in lieu of such a meeting.

     Except as otherwise required by law or provided by the resolution or resolutions adopted by the Board of Directors designating the rights, powers and preferences of any Preferred Stock, special meeting of stockholders of the Corporation may be called only by (1) Motorola, so long as Motorola and its subsidiaries (other than the Corporation and its subsidiaries) beneficially own at least a majority of the total voting power of the Voting Stock or (2) the Chairman of the Board of Directors or the Board of Directors pursuant to a resolution approved by a majority of the entire Board of Directors and any other power of stockholders to call a special meeting is specifically denied. No business other than that stated in the notice of the special meeting shall be transacted at any special meeting.

ARTICLE XI

     Section 203 of the General Corporation Law of the State of Delaware shall apply prospectively to the Corporation from and after December 2, 2004, which is the first date on which Motorola, Inc. and its affiliates ceased to beneficially own 15% or more of the total voting power of the Voting Stock.

     IN WITNESS WHEREOF, Freescale Semiconductor, Inc. has caused this Amended and Restated Certificate of Incorporation to be executed by John D. Torres, its Senior Vice President, General Counsel and Secretary, this 3rd day of May, 2005.

/s/ John D. Torres

John D. Torres
Senior Vice President, General Counsel and
Secretary

11